Exhibit 99.1

CACI to Acquire Century Technologies, Inc.

Acquisition to Facilitate Growth in Network Services and e-Commerce Solutions

Arlington, Va., March 16, 2000 -- CACI International Inc (NASDAQ: CACI) announced today that it will soon consummate a purchase of substantially all of the assets of Century Technologies, Inc. (CENTECH), a privately-held information technology (IT) company based in Maryland. Expected to close on or about April 1, 2000, the acquisition will further enhance CACI capabilities in network services and e-commerce for the company's existing federal, state & local, and commercial client base. The acquisition also fits CACI's strategic plan for rapid growth in the state & local market. The terms of the acquisition were not disclosed; the transaction will be financed through bank borrowings.

CENTECH is headquartered in Silver Spring, Maryland, with facilities in Texas, Ohio, and Oklahoma. The company focuses on high-level IT services in the areas of networking and telecommunications, e-commerce, geospatial technologies, and software engineering. CENTECH revenues for its fiscal year ending March 31, 1999 were $23.7 million, up 16% from 1998.

CENTECH's business base centers upon clients from the federal government, state governments, and the military services. Examples include the U.S. Department of State, for whom the company supports, operates, and maintains networks and network systems infrastructure. For the State of Ohio, CENTECH supports electronic benefits transfer (EBT) activities, and is implementing the first statewide EBT program to use "smart card" technology. For the U.S. Air Force, CENTECH provides logistics information engineering expertise in support of one of the first Air Force logistics system modernization programs.

Dr. J.P. (Jack) London, CACI Chairman and CEO, stated that "CENTECH's exceptional client relationships are well known throughout our industry, and we feel they are a great match for CACI's own client-focused culture. This acquisition supports CACI's growth strategy in our key lines of business of network services and e-commerce. CENTECH's delivery of high-level IT services also fits nicely with our strategic plans, particularly since CENTECH provides these services to key clients in valuable vertical markets in both the government and private sectors. We expect the transaction to be accretive to our earnings within the first twelve months. We welcome the outstanding talents of CENTECH employees."

CACI International Inc (http://www.caci.com) is an information technology products and services provider specializing in developing and integrating systems, software, and networks and providing intelligence, e-commerce, and information assurance services to government agencies and commercial enterprises worldwide. Celebrating 38 years in business, the company has approximately 4,300 employees and operates out of more than 90 offices in the U.S. and Europe.

There are statements made above which do not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: changes in interest rates; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. Government or other public sector projects in the event of a priority need for funds; government contract procurement (such as bid protest) and termination risks; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees; our ability to complete acquisitions and/or divestitures appropriate to achievement of our strategic plans; and other risks described in the Company's Securities and Exchange Commission filings.

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Investor contact:	Media contact:

David Dragics Director, Investor Relations (703) 841-7835 ddragics@caci.com	Jody Brown Vice President, Public Relations (703) 841-7801 jbrown@caci.com